EXHIBIT 10.1

STATE OF NORTH CAROLINA COUNTY OF MECKLENBURG	PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of July 26th, 2012, is made and entered into by and between CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (“Seller”), and HARRIS TEETER, INC., a North Carolina corporation (“Buyer”).
For and in consideration of One Hundred Thousand Dollars ($100,000.00) (the “Deposit”) which shall be paid by Buyer to the Charlotte, North Carolina office of Chicago Title Insurance Company (the “Escrow Agent”) in escrow, upon the terms set forth in paragraph 29 below within five (5) business days after the date of complete execution of this Agreement (the “Effective Date”), Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller at the price and upon the other terms and conditions set forth below, that certain property commonly known as 815 Matthews Mint Hill Road, Matthews, North Carolina and more particularly described as follows:
(a)That certain tract or parcel of land containing approximately 15.96 acres of land located in the Town of Matthews, Mecklenburg County, North Carolina outlined in bold on Exhibit A attached hereto, and known as Mecklenburg County Tax Parcel 193-29117, with the legal description contained in Seller’s vesting deed to govern;
(b)    All rights, privileges, and easements appurtenant to the Land, including all water rights, rights of way, roadways, roadbeds and reversions and other appurtenances used in connection with the beneficial use of the Land;
(c)    All improvements and fixtures located on the Land, and any equipment located on the Land and that services the Improvements, such as electric transformers and emergency power generators (whether in the nature of fixtures or personal property) (the “Improvements”);
(d)    All of Seller’s interest in any licenses, permits, utility reservations, zoning and development rights, plans and specifications, surveys, warranties, guaranties and other documents relating to, or incident to the use of, the Land and Improvements (“Documents”).
All of the property items described in subparagraphs (a) through (d) above are collectively called the “Property”).
1.Purchase Price. The purchase price for the Property (the “Purchase Price”), sold on an “AS IS” basis, shall be Two Million Four Hundred Fifty Thousand Dollars [$2,450,000.00] subject, however, to the adjustments provided for below. At the Closing, Buyer shall pay the Purchase Price (after deduction and credit to Buyer for the Deposit) to Seller in immediately available federal funds.
At the Closing, at Buyer’s election, the portion of the Purchase Price to be paid by application of the Deposit shall instead be paid to Seller by Buyer directly. To the extent Buyer shall make such payment on account of the Purchase Price directly to Seller, the Deposit (which, but for such direct payment, would have been applied to the Purchase Price) shall instead be refunded to Buyer at the Closing.
2.    Closing. The closing of the purchase and sale of the Property (“Closing”) shall occur at

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the offices of Seller’s attorney in Charlotte, North Carolina, or at such other place as the parties may mutually agree (it being agreed that at the option of either party the Closing shall be held “in escrow”, without requiring the physical presence of either party at Closing) at 10:00 a.m. on that date (the “Closing Date”) determined as follows :
(a)    Buyer shall have the time period from and after the Effective Date until that date which is forty-five (45) days after the Effective Date (the “Inspection Period”) within which period Buyer may determine the suitability of the Property for Buyer’s proposed use and development. Buyer may terminate this Agreement by written notice given to Seller within the Inspection Period if Buyer shall determine in its sole discretion (for any reason other than lack of available funds) that the Property is not so suitable. If Buyer terminates this Agreement within ten (10) days after the expiration of the Title Review Period, as defined in paragraph 7 below, then the Deposit shall be returned to Buyer, and thereupon and thereafter this Agreement shall be null and void. If Buyer terminates this Agreement in accordance with this paragraph 2(a) after the date ten (10) days after the expiration of the Title Review Period, but prior to the expiration of the Inspection Period, then the Deposit shall be retained by Seller and thereupon and thereafter this Agreement shall be null and void. If Buyer fails to terminate this Agreement in accordance with this paragraph 2(a) prior to the expiration of the Inspection Period, then the Deposit shall become non-refundable (except as otherwise expressly provided herein) and Buyer shall be obligated to proceed with Closing in accordance with the terms of the Agreement.
(b)    Provided this Agreement is not terminated as provided in paragraph 2(a) above, the Closing shall occur on (i) September 7, 2012 or (ii) such earlier date as may be selected by Buyer on at least 5 days prior notice to Seller. Buyer acknowledges that time is of the essence with respect to every provision of this Agreement pursuant to paragraph 26 below, and agrees that September 7, 2012 is an absolute deadline for Closing.
3.    Closing Documentation. At the Closing, Seller shall execute and deliver to Buyer the following:
(a)    A special warranty deed (“Deed”) on the most current North Carolina Bar Association form conveying to Buyer fee simple, marketable, indefeasible and insurable (at regular title insurance rates) title to the Property free and clear of all liens, charges and encumbrances, except for Permitted Encumbrances.“Permitted Encumbrances” shall mean: (i) the lien for ad valorem real estate taxes for the year in which the Closing occurs (and prorated at the Closing as provided below); (ii) any matter of title which exists of record as of the date of this Agreement other than and except Monetary Liens, and (iii) that certain Commercial Lease by and between Seller and Conbraco Industries, Inc. dated December 27, 2011 (the “Conbraco Lease”), pursuant to which Conbraco occupies certain portions of the Property (known as the “warehouse area”), on a month-to-month basis. “Monetary Liens” shall mean: any and all liens or claims for deferred or “rollback” taxes and/or taxes other than those to be prorated at Closing, and all mortgages, deeds of trust, deeds to secure debt or other debt security instruments, and all attachments, judgments, mechanic’s or materialmen’s liens, and any other lien or encumbrance of a definite or ascertainable amount which may be removed by the payment of money. Seller agrees that at or before Closing, Seller shall remove from and satisfy on the public record all Monetary Liens. Buyer acknowledges that Seller shall not terminate the Conbraco Lease prior to Closing, and agrees that if Buyer desires to terminate the lease it must do so following Closing.
(b)    An assignment and assumption agreement (“Assignment”) pursuant to which Seller shall assign to Buyer all of its right, title and interest in the Conbraco Lease, and Buyer shall assume the obligations of Seller under the Conbraco Lease first arising on or after Closing. In the Assignment, Seller shall indemnify

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Buyer for obligations of the landlord under the Conbraco Lease that were to have been performed prior to Closing, and Buyer shall indemnify Seller for obligations of the landlord that are to be first performed on and after Closing. At Closing, Seller shall transfer to Buyer any remaining deposit, if any, that may have been paid by Conbraco to Seller pursuant to the Lease, and Buyer shall execute and deliver to Seller a counterpart of the Assignment.
(c)    An owners and contractors affidavit on the form attached hereto as Exhibit C.
(d)    A non-foreign person affidavit in the form complying with law so that withholding will not be required.
(e)    A statement from Seller certifying that all of the representations and warranties contained in paragraph 10 below are true and correct (or if not, specifying why not) as of the Closing Date.
(f)    A settlement statement.
At the Closing, Buyer shall execute and deliver to Seller the Assignment and the settlement statement.
4.    Closing Costs. Seller shall pay for the revenue stamps on, and the preparation of the Deed. The Buyer shall pay for the cost of the Survey (defined in paragraph 8 below), and recording of the Deed. Each party shall pay its own attorney fees and any other costs and expenses that it may incur in connection with the transaction contemplated by this Agreement. Rent and expenses under the Conbraco Lease shall be prorated based on the number of days in the month of Closing. Seller shall credit to Buyer at Closing the $9,000.00 security deposit under the Conbraco Lease (less any portion of the deposit disbursed in accordance with the Conbraco Lease) as provided in paragraph 3(b).
5.    Ad Valorem Taxes. All ad valorem real and personal property taxes on the Property which first become due to any taxing authority having jurisdiction of the Property during the calendar year in which the Closing occurs, shall be prorated on a calendar year basis and, regardless of the fiscal year of such taxing authority. Seller shall pay that fraction of such taxes the denominator of which shall be 365 and the numerator of which shall be the number of days in the applicable calendar year which shall have passed as of the Closing Date and Buyer shall pay the remaining portion of such taxes. If the amount of such taxes shall not have been finally determined as of the Closing Date, then such taxes shall be prorated using the valuation for the Property and the tax rate effective for the prior year, and such proration shall be final. All ad valorem taxes on personal property not part of the Improvements and any assessments against the Property shall be paid by Seller at or prior to Closing.
6.    Delivery of Survey and Plans, etc. As soon as possible and in any event within ten (10) days after the Effective Date, Seller shall, to the extent the same are in its possession or otherwise available to it at nominal cost, deliver to Buyer copies of: all soil tests, licenses, permits, plans and specifications in respect of the Property or modifications, alterations or additions thereto; all surveys showing the Land and/or any Improvements located thereon; all title insurance policies and recorded instruments listed as exceptions to title; and environmental site assessments relating to the Property.
7.    Title Examination. On or before the date twenty (20) days following the Effective Date (the “Title Review Period”), Buyer shall obtain a title insurance commitment covering the Property, and shall deliver to Seller a written notice of any title objections, which may be based on the survey described in paragraph 8 (the “Objection Notice”). If Buyer fails to deliver the Objection Notice in a timely manner, then Buyer shall be deemed to have accepted all matters of record as of the effective date of the title commitment (or, if Buyer has failed to obtain a title commitment, as of the last day of the Title Review

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Period), and all such matters shall be deemed Permitted Encumbrances. Seller may remedy, or agree to remedy prior to the Closing, Buyer’s title objections to the reasonable satisfaction of Buyer and its title insurer by delivering a notice to that effect (the “Objection Response”) within five (5) days after its receipt of the Objection Notice.
If Seller does not timely deliver an Objection Response indicating that it will cure or remedy all of the title objections set forth in the Objection Notice, then Buyer, at its election and as its sole and exclusive remedy, shall have the right either to: (a) proceed to Closing, in which case Buyer shall accept title to the Property subject to the objections that Seller has not agreed to cure or remedy (and such matters shall be deemed Permitted Encumbrances); or (b) terminate this Agreement by delivery of written notice to Seller within five (5) days after its receipt of the Objection Response, or if no Objection Response has been given by Seller, within ten (10) days after its delivery of the Objection Notice. In addition, if Seller delivers an Objection Response but subsequently fails (despite the exercise of commercially reasonable good faith efforts) to cure or remedy all of the title objections that it had obligated itself to do so in the Objection Response, then Buyer, at its election and as its sole and exclusive remedy, shall have the right either to: (y) proceed to Closing, in which case Buyer shall accept title to the Property subject to the objections that Seller has failed to cure or remedy (and such matters shall be deemed Permitted Encumbrances); or (z) terminate this Agreement by delivery of written notice to Seller prior to the Closing Date. Upon any termination by Buyer under this paragraph, Buyer shall be entitled to receive the return of the Deposit. Seller’s obligation under paragraph 3(a) to satisfy Monetary Liens supersedes anything in this paragraph 7.
8.    Survey. Prior to the end of the Title Review Period, Buyer may obtain an accurate survey of the Land (the “Survey”) prepared by a North Carolina registered land surveyor in accordance with the ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys and showing the location of all easements or encroachments, if any, affecting the Property. Buyer shall provide a copy of the Survey to Seller upon its completion, and shall have the right to make written objections to title based upon the Survey as provided in paragraph 7.
9.    Inspection, Soil Tests and Surveys. During the Inspection Period and until this Agreement is terminated or fully performed, but subject to the limitations set forth below, Buyer and its agents, employees, consultants and contractors will be entitled to go upon the Property to inspect it and to perform environmental inspections, soil analysis, boundary, topographical and other surveys and any other studies and/or tests desirable for Buyer to determine that the Property will be suitable for and support the development contemplated by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all claims, liabilities, costs and expenses (including without limitation, actual attorneys’ fees billed at customary hourly rates) arising out of any entry on the Property by Buyer or any person or entity for which Buyer is responsible, but Buyer’s indemnity obligation will not extend to the discovery or release of pre-existing environmental contamination (except to the extent that such excluded claims, damages or liability result from or relate to the negligent acts or omissions of Buyer, its agents or representatives). The foregoing indemnity shall survive Closing or any termination of this Agreement.
Subject to the provision of this Agreement and the License Agreement attached as Exhibit B to this Agreement, Buyer may conduct the scope of work listed on Schedule 1 to this Agreement, provided and on the condition that Buyer (i) executes and delivers to Seller the License Agreement prior to commencing such activity, and (ii) provides Seller with not less than five (5) days prior written notice of any on-site investigations, and makes commercially reasonable efforts to coordinate scheduling so that Seller may have a representative present during such investigations.

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10.    Representation and Warranties by Seller. Seller represents, warrants and (as applicable) covenants to Buyer as of the Effective Date and as of the date of Closing, that:
(a)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller have been duly and validly authorized by all necessary action, and this Agreement constitutes Seller’s valid and legally binding agreement enforceable in accordance with its terms;
(b)    No lease, maintenance, property management or other contract affecting the Property will be in existence as of the Closing, except the Permitted Encumbrances (including without limitation the Conbraco Lease).
(c)    There are no taxes (existing or deferred), charges or assessments of any nature or description arising out of the conduct of Seller’s business or the operation or ownership of the Property, which would constitute a lien against the Property, that will be unpaid at the date of Closing, except for the lien of ad valorem property taxes to be prorated at Closing as provided above.
(d)    There are no liabilities which encumber the Property and no contracts or commitments or recorded encumbrances relating to the Property, other than the Permitted Encumbrances.
(e)    Except the Permitted Encumbrances, the conveyance of the Property pursuant to this Agreement will not violate any private restriction or agreement or any applicable statute, ordinance, governmental restriction or regulation.
(f)    Seller has received no notice of any action, litigation, pending or threatened condemnation or other proceeding of any kind pending against Seller which relates to or affects the Property.
(g)    Seller, on the Closing Date, will have complied with all of its obligations required to be performed by that date, unless such compliance has been waived in writing by Buyer.
(h)    Seller shall take no action to permit any change in the zoning of the Property without Buyer’s prior written consent.
(i)    As to the Conbraco Lease: The lease is in full force and effect and has not been amended, Seller is not aware of (a) any default by landlord or (b) any right of tenant to withhold or offset rent; and tenant has not paid any rent more than 30 days in advance.
(j)    Except as disclosed in the documents listed in Schedule 2, to the best knowledge of Seller, the Property is not in violation of any federal, state or local environmental laws or regulations. Seller shall promptly provide to Buyer notice of, and if applicable a copy of, any notice Seller receives with respect to any violation of environmental laws at the Property. References in this subaragraph (j) to the “knowledge” of Seller shall refer only to the current actual knowledge of the Designated Employee (defined below) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof, or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employee” shall refer to the following persons: Timothy Price. Seller represents and warrants to Buyer that Timothy Price is the Vice President of Risk Management / Environmental, Safety, and Health for Seller, and

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has had direct responsibility for environmental matters at the Property since acquisition of the Property by Seller.
(k)    Seller shall cooperate with Buyer prior to Closing, at Buyer’s sole cost and expense, in Buyer’s efforts to designate the Property as a Brownfields site under applicable North Carolina law, including Seller signing the relevant applications as owner of the Property; provided and on the condition that such materials impose no obligation on Seller, and in all other respects are in form and substance reasonably acceptable to Seller.
Except as expressly set forth in this Agreement, Seller has not made and does not make and disclaims any and all express or implied representations and warranties regarding or relating to the condition, suitability for any particular purpose, susceptibility to flooding, value, marketability, layout, square footage, income, expense, zoning, use and occupancy restrictions, operation, compliance with environmental laws and laws and regulations relating to hazardous substances, toxic waste and underground storage tanks and all legal requirements or any other matter or thing affecting or relating to the Property. Buyer acknowledges that, except as expressly set forth in this Agreement, no such representations or warranties, expressed or implied, have been made. Buyer agrees to purchase the Property “as is” and without representation or warranty, expressed or implied, except as expressly set forth in this Agreement, and Buyer acknowledges and represents that it has factored the “as is” condition of the Property into the price it has agreed to for the Property. The terms and provisions of this paragraph shall survive any termination of this Agreement. Moreover, it is acknowledged that because of the age of the Property, asbestos containing material and other hazardous substances or other contaminates whether or not in violation of federal, state or other applicable law may be present on the Property.
Seller agrees that the performance of each of the foregoing covenants and the truthfulness of each of the foregoing representations and warranties (and of all other representations and warranties by Seller in this Agreement) is a condition precedent to the performance by Buyer of its obligations under this Agreement. If any such covenant is not performed, or any such representation or warranty shall become untrue, prior to Closing, or in the event any of the conditions precedent to Buyer’s obligations as described in this Agreement has not been satisfied or waived as of the Closing Date, Buyer, may terminate this Agreement and receive an immediate refund of the Deposit. The foregoing remedy is not intended to be Buyer’s sole remedy except, however, in the event that any such covenant is not performed, or any of Seller’s representations or warranties shall become untrue prior to Closing, and provided Seller shall not have actively participated in the act or circumstance by reason of which such covenant is not performed or such representation or warranty so becomes untrue, then Buyer’s sole remedy shall be to terminate this Agreement and receive refund of the Deposit. The representations and warranties set forth in this paragraph 10 shall survive Closing for a period of six (6) months.
11.    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Effective Date and as of the date of Closing that:
(a)    Buyer is a corporation validly existing and in good standing under the laws of the State of North Carolina. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer have been duly and validly authorized by all necessary action, and this Agreement constitutes Buyer’s valid and legally binding agreement enforceable in accordance with its terms.
(b)    Buyer has sufficient liquid assets to pay the Purchase Price to Seller in cash or other immediately available funds at Closing without financing. Buyer acknowledges that there is no financing

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contingency under this Agreement, and agrees that it shall have no right to terminate this Agreement, during the Inspection Period or otherwise, because of a lack of funds.
(c)    Buyer, on the Closing Date, will have complied with all of its obligations required to be performed by that date, unless such compliance has been waived in writing by Seller.
Buyer agrees that the truthfulness of each of the foregoing representations and warranties and of all other representations and warranties by Buyer in this Agreement is a condition precedent to the performance by Seller of its obligations under this Agreement. If any such representation or warranty shall become untrue prior to Closing, Seller may exercise its remedies for default set forth in paragraph 20 below.
12.    Conditions to Buyer’s Obligations. Buyer’s obligations under this Agreement shall in all respects be further conditioned upon the satisfaction of each of the conditions set forth below. If any condition is not satisfied, Buyer shall have the right to terminate this Agreement by notice in writing to Seller, and thereupon the Deposit shall be paid to Buyer. Those conditions are:
(a)    Seller has complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement, and
(b)    All representations and warranties of Seller as set forth in this Agreement shall be in all material respects true and correct as of the Effective Date and as of Closing.
13.    Conditions to Seller’s Obligations. Seller’s obligations under this Agreement shall in all respects be further conditioned upon the satisfaction of each of the conditions set forth below. If any condition is not satisfied, Seller shall have the right to terminate this Agreement by notice in writing to Buyer, and thereupon the Deposit shall be paid to Seller. Those conditions are:
(a)    Buyer has complied with and otherwise performed each of the covenants and obligations of Buyer set forth in this Agreement, and
(b)    All representations and warranties of Buyer as set forth in this Agreement shall be in all material respects true and correct as of the Effective Date and as of Closing.
14.    Damages and Destruction. If all or any part of the Property is damaged or destroyed by fire, the elements or any other destructive force or cause between the Effective Date and Closing Date, Buyer may at its election either: (i) proceed to closing without an abatement of the Purchase Price, in which event Seller shall assign to Buyer all of Seller’s right, title and interest in and to any insurance proceeds from Seller’s casualty insurer resulting from the damage or destruction; (ii) or terminate this Agreement by delivery of written notice to Seller, in which event the Deposit shall be returned to Buyer and this Agreement shall be null and void.
15.    Eminent Domain. If all or any part of the Property is taken by eminent domain or if condemnation proceedings are commenced, Buyer shall have the option by written notice to Seller, to terminate this Agreement and receive an immediate refund of the Deposit. If Buyer does not elect to terminate this Agreement, it shall remain in full force and effect, and Seller shall assign, transfer and set over to Buyer at the Closing all of Seller’s right, title and interest in and to any damages or compensation that may be awarded or paid for such taking or for any conveyance in lieu thereof.
16.    Broker’s Commission. Except for the commission in the amount of six percent (6.0%) of the Purchase Price which Seller has agreed to pay to Thalhimer Charlotte, LLC pursuant to a separate

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agreement, Seller represents to Buyer that no broker’s or real estate commissions are or shall be due in respect of this transaction by reason of any agreement made or which may be alleged to have been made by Seller and Seller agrees to defend, indemnify and save harmless Buyer from and against any cost and expense (including actual attorneys’ fees billed at customary hourly rates) incurred by Buyer as a result of the untruth of the foregoing representation by Seller. Buyer represents to Seller that, other than the commission referred to above, no broker’s or real estate commissions are or shall be due in respect of this transaction by reason of any agreement made or which may be alleged to have been made by Buyer and Buyer agrees to defend, indemnify and save harmless the Seller from and against any cost and expense (including actual attorneys’ fees billed at customary hourly rates) incurred by Seller as a result of the untruth of the foregoing representation by Buyer.
17.    Possession. Except for the Permitted Encumbrances Seller shall deliver exclusive possession of the Property to Buyer at the Closing.
18.    Survival. Except as expressly set forth herein, none of the terms, covenants, conditions, representations, warranties and agreements of this Agreement shall survive Closing.
19.    Notices. All notices or elections required or permitted to be given or served by a party hereto upon the other party shall be deemed given or served in accordance with the provisions of this Agreement: (a) (i) if the notice or election is directed to Seller on the date personally delivered to Jane E. Nelson, Esq., or (ii) if the notice or election is directed to Buyer, on the date personally delivered to Randy Fink; or (b) on the date one (1) business day after deposit with a nationally recognized overnight delivery service with proof of delivery:
If to Buyer:    Harris Teeter, Inc.
Attention: Randy Fink
701 Crestdale Road
Matthews, NC 28105
With a copy to:    Parker Poe Adams & Bernstein LLP
Attention: Alan G. Dexter
401 S. Tryon Street, Suite 3000
Charlotte, NC 28202

if to Seller:	Consumer Programs Incorporated
Attn: Jane E. Nelson, General Counsel
1706 Washington Avenue
St. Louis, MO 63103

with a copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attn: Tilman Thomas Gates
Either party may change its address for the service of notice by giving written notice of the change to the other party in the manner specified above ten (10) days prior to the effective date of such change.
20.    Default and Liquidated Damages. In the event Buyer defaults under this Agreement, other than default in respect of Buyer’s indemnity obligations under paragraph 9 and 16 above, the sole remedy of Seller shall be to receive and retain the Deposit as liquidated damages, it being agreed that Seller’s damages

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in the event of a default by Buyer would be difficult to estimate precisely and that the Deposit constitutes the parties’ best estimate of such damages and is intended as liquidated damages and not a penalty or forfeiture and Seller hereby expressly waives any right to sue Buyer. The foregoing provisions shall not in any way limit damages Seller may recover from Buyer in respect of Buyer’s indemnity obligations under paragraph 9 above and/or under any license agreement executed and delivered by Buyer as provided in paragraph 9 above. In the event Seller defaults or fails to perform any of the conditions or obligations of Seller under this Agreement or in the event any of Seller’s representations and warranties contained in this Agreement are not true and correct as of the date hereof and as of the Closing, Buyer shall be entitled, subject to the limitations set forth in paragraph 7 herein, to obtain a prompt and complete return of the Deposit (including the interest earned thereon), or to obtain specific performance of the obligations of Seller under this Agreement (and if Buyer is successful in obtaining such specific performance, Seller agrees to indemnify Buyer for Buyer’s reasonable costs and expenses, including without limitation actual attorneys’ fees billed at customary hourly rates and court costs, incurred in such action), as Buyer’s exclusive remedies against Seller for Seller’s default. The foregoing provisions shall not in any way limit damages Buyer may recover from Seller in respect of its indemnity obligations under paragraph 16 above. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall have any right to recover punitive damages, consequential damages, treble damages, damages for lost profits, or damages for diminution in market value of the Property arising out of or in connection with this Agreement.
21.    Counterparts. This Agreement shall be executed in multiple counterparts with an executed counterpart being retained by Buyer and Seller.
22.    Captions. Paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of the agreement between the parties, and are not to be considered in interpreting this Agreement.
23.    Assignment; Binding Effect. Buyer shall have no right to assign this Agreement without the prior written consent of Seller, except that Buyer may assign this Agreement to an affiliated company (including Harris Teeter Supermarkets, Inc. or Harris Teeter Properties, LLC)without the prior written consent of Seller. All covenants, agreements, warranties and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.
24.    Controlling Law. This Agreement has been made and entered into under the laws of the State of North Carolina and those laws shall control the interpretation and enforcement of this Agreement.
25.    Deleted.
26.    Time of the Essence. Time is of the essence with respect to every provision of this Agreement.
27.    Construction of Terms. Where appropriate, any word denoting the singular shall be deemed to denote the plural, and vice versa. Where appropriate, any word denoting or referring to one gender shall be deemed to include all other genders. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which Closing must be held, expires on a Saturday, Sunday or holiday; then such time period shall be automatically extended to and through the next day which is not a Saturday, Sunday or holiday.
28.    Entire Agreement; Modification. This Agreement constitutes the entire and complete agreement between the parties and supersedes any prior oral or written agreement or understanding between

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the parties with respect to the transaction contemplated by this Agreement. No modification of this Agreement and no waiver of any of its terms or conditions shall be effective unless made in writing and duly executed by Buyer or Seller.
29.    Escrow of Deposit. The undersigned title insurance company is appointed Escrow Agent to receive, hold and disburse the Deposit in accordance with the following terms and conditions:
(a)    In the event of default by Buyer under this Agreement, Escrow Agent is instructed to deliver the Deposit to Seller, and the same shall be liquidated damages for any default by Buyer, and Buyer shall have no other liability under this Agreement.
(b)    In the event of default by Seller under this Agreement, or termination of this Agreement by Buyer in accordance with its terms, Escrow Agent is instructed to deliver the Deposit to Buyer.
(c)    In the event the purchase and sale contemplated by this Agreement is closed, Escrow Agent is instructed to deliver the Deposit to Seller as provided in this Agreement, and the same shall be treated as a credit against the Purchase Price.
(d)    The Deposit shall be invested by Escrow Agent in a Money Market Account or equivalent maintained by a national bank in Charlotte, North Carolina so as to provide availability of funds on no more than two days’ notice.
(e)    Buyer and Seller agree that Escrow Agent shall not be liable for any reason except gross negligence or intentional misconduct.
(f)    Any fee due Escrow Agent shall be paid half by Buyer and half by Seller.
(g)    In the event Escrow Agent is required to institute or participate in litigation as a result of this escrow, the Buyer and Seller shall be jointly and severally obligated to reimburse Escrow Agent for any cost and expenses (including actual attorneys’ fees billed at customary hourly rates) actually incurred by it.

(signature page follows)

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IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed all as of the day and year first above written.
SELLER:
CONSUMER PROGRAMS INCORPORATED

By:	/s/ James J. Abel

Title:	President & C.E.O.
Date executed:
July 26, 2012
BUYER:
HARRIS TEETER, INC.

By:	/s/ Scott Wippel

Title:	Vice President - Real Estate
Date executed:
July 26, 2012
The undersigned executes this Agreement to confirm (i) its receipt of $100,000.00 delivered into escrow as the Deposit and (ii) its agreement to serve as Escrow Agent pursuant to paragraph 29 of the foregoing Agreement.
CHICAGO TITLE INSURANCE COMPANY
By:
Title:
Date executed:
July 26, 2012

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LIST OF SCHEDULES AND EXHIBITS
TO PURCHASE AND SALE AGREEMENT

Schedule 1	-- Scope of Buyer’s Environmental Investigations
(Work Plan for Additional Assessment d. July 20, 2012
by Hart & Hickman, H&H Job. No. HTE-002)

Schedule 2	-- Seller’s Environmental Reports

Exhibit A	-- Description of the Land

Exhibit B	-- License Agreement

Exhibit C	-- Owner Affidavit and Indemnity Agreement

PPAB 1982903v3

Schedule 1
to
Purchase and Sale Agreement

Scope of Buyer’s Environmental Investigations

PPAB 1982903v3

Work Plan for Additional Assessment
Former PCA Facility
Matthews, North Carolina
H&H Job HTE-002

Table of Contents

Section                                            Page No.

Figures

Figure 1    Site Layout

Figure 2    Chemical Storage Area/Mix Detail

Figure 3    Basement Area Detail

Work Plan for Additional Assessment
Former PCA Facility
Matthews, North Carolina
H&H Job HTE-002

1.0 Introduction and Background

Hart & Hickman, PC (H&H) has prepared this work plan for additional environmental assessment activities at the former PCA Facility located at 815 Matthews-Mint Hill Road in Matthews, North Carolina (NC). A site aerial is provided as Figure 1. The proposed activities will include reviewing regulatory files, contacting regulatory agency personnel, sampling of soil, shallow groundwater, and indoor air, and preparation of an updated Phase I Environmental Site Assessment (ESA).

The former PCA Facility is currently owned by Consumer Programs Incorporated (CPI Corp) and encompasses approximately 15.96 acres with an approximate 163,846 square feet (ft) industrial building containing offices, former production areas, and warehouse/storage areas. The facility was used as a photograph development facility until 2008. During operation, portions of the first floor were utilized for the storage of photograph development compounds and solutions, housing a silver reclamation system, and management of the wastewater derived from the photograph developing process.    This area has been referred to previously as the basement area.    An additional chemical mix and storage room was located on the second floor of the facility in the southwestern portion of the building, a portion which is above the basement area, and a portion which is on ground surface. The approximate basement area and chemical storage mix area are indicated in Figure 1. The facility is primarily vacant, although portions of the facility are used for warehousing and distribution by Conbraco.

Previous assessment activities indicate that silver is present in soil beneath the basement area at concentrations exceeding the DENR Inactive Hazardous Sites Branch (IHSB) Protection of Groundwater Screening levels. There are two primary areas of silver impact in soil, and silver has been detected at elevated levels to a depth of at least 16 ft below ground level. A site-specific protection of groundwater screening level was calculated using a determined Kd value and a dilution attenuation factor of 20, and some silver concentrations in soil also exceeded the site-specific protection of groundwater value. Leach testing of several soil samples indicated that leachate concentrations exceeded the North Carolina groundwater standard for silver in one of the soil samples. We understand that attempts were made to collect groundwater samples below the basement area; however, a clay layer was encountered and could not be penetrated. As such, shallow groundwater samples were collected downgradient and outside of the facility and basement which did not contain detectable concentrations of silver. The ground water samples were analyzed for silver only.

The tile floor and bedding of the second story chemical mix and storage area were removed and sampled; however, no samples of underlying soil were collected. Results of analysis of the tile and bedding samples indicated potentially elevated levels of silver, cadmium, and mercury. In addition, indoor air samples collected at the time the tile and bedding were removed indicated detections of ammonia, silver, and formaldehyde.

Two wastewater underground storage tanks (USTs), one 6,000 gallon tanks and one 2,500 gallon tank, were previously used at the facility to store process wastewater used during the photograph development process prior to discharging to an off-site treatment facility. These two USTs were removed in 2008. Prior to removal, the 6,000 gallon UST contained approximately 4,400 gallons of liquid and the 2,500 gallon UST contained approximately 100 gallons of liquid and sludge. Results of analysis of the sludge indicated the presence of elevated levels of silver, cadmium, chromium, and lead. No environmental samples were collected from the area of the tanks at the time of closure.

A 2010 Phase I Environmental Site Assessment conducted by others reported that the Conbraco Industries facility, located immediately west of the facility and hydraulically upgradient, has levels of trichloroethene (TCE) in groundwater. No upgradient sampling at the site has been performed for VOCs. As noted in Section 2.7 below, a Phase I ESA update will be completed as part of the proposed activities.

2.0 Scope of Work

2.1 Regulatory File Review

In order to obtain historical regulatory documents for the facility and neighboring Conbraco Industries facility, H&H and Harris Teeter will conduct a file review at the North Carolina Department of Environment and Natural Resources (DENR) offices. The file review will be used to obtain information concerning the areas of types of groundwater impacts at the Conbraco facility and additional information concerning the site in DENR's files. The results of the file review may indicate that a revision to the analytes or locations of samples is warranted. If this is the case, then we will notify you of the proposed changes prior to sampling activities.

2.2 Regulatory Contacts
H&H and Harris Teeter will contact DENR personnel to inquire about the previous and current regulatory status of the facility and possible participation in the Brownfields program.    It is anticipated that regulatory personnel may be contacted in the Hazardous Waste, Inactive Hazardous Sites Program, Underground Storage Tank, and Brownfields Sections, although other regulatory agencies may be contacted if deemed warranted.

2.3 Pre-Sampling Activities
Prior to sampling activities, H&H will contact the public utility locator. In addition, we will contract with a private utility locator to screen the boring locations for potential subsurface utilities.    We also request that the property owner or site maintenance personnel provide information concerning known subsurface utilities.
As required by Mecklenburg County, H&H will obtain a Subsurface Investigation Permit from Mecklenburg County for the proposed groundwater sampling.    Please note that we will be required to register the wells after installation and provide information about whether any compounds were detected above North Carolina groundwater standards; however, the data will not be provided to Mecklenburg County unless requested.

2.4 Soil Sampling
To further assess soil impacts at the facility, H&H proposes to advance soil borings in the following locations:

•
Four borings will be advanced in the area of floor drains in the portions of the second floor former chemical storage and mix areas that are located over soil (i.e., not located above the basement). The approximate locations of these borings are indicated in Figure 2.

•
Three soil borings will be advanced in the basement area where the highest levels of silver have been previously detected. One soil boring will be advanced in the area of previous borings 14A, one will be advanced near previous boring Office B, and one will be advanced near previous boring 1B.

•
One soil boring will be advanced near the sump in the southwestern corner of the basement area where no previous soil sampling has been performed. An attempt will be made to advance a soil boring in the area of the sump within the basement. However, if a boring cannot be advanced within the basement, a sample will be collected just outside the building using a hand auger. The locations of the initial and alternate borings are indicated in Figure 3.

•	One soil boring will be advanced in the location of the former wastewater USTs in the southeastern portion of the site. The location of this boring is indicated in Figure 1.
The borings will be advanced with a direct push technology (DPT) rig or stainless steel hand auger depending upon access constraints. Except for the boring in the area of the wastewater UST, the borings will be advanced to depths of approximately 15 ft, which approximates the depths of the previous borings conducted by Terracon. The soil boring in the area of the former wastewater UST will be advanced to a depth of approximately 20 ft because of the depth of the former tankhold in this area.
It is anticipated that one soil sample will be collected from each boring for laboratory analysis, although two soil samples may be collected from some borings depending upon field observations. It is anticipated that 10 to 15 soil samples will be submitted for laboratory analysis from potential areas of concern. The depths of the soil samples submitted for analysis will be based upon field screening with a photoionization detector, and detected odors and staining. The soil samples will be analyzed for volatile organic compounds (VOCs) by EPA Method 8260, and the hazardous substance list (HSL) metals (antimony, arsenic, beryllium, cadmium, chromium, copper, lead, manganese, mercury, nickel, selenium, silver, thallium, and zinc).

In addition, to assess background concentrations of metals in soil, up to three soil samples will be collected from background locations for analysis of the HSL metals. The soil samples will be collected from similar depths as the samples collected from potential areas of concern. Approximate locations for the background samples are identified in Figure 1.

Soil borings will be grouted after completion. Soil cuttings generated during the sampling and well installation activities will be containerized, sampled for disposal purposes, and then shipped off-site to a permitted facility.

2.5 Groundwater Sampling

In order to evaluate potential groundwater impacts at the facility, H&H proposed to install and sample up to four temporary monitor wells at the site. The temporary wells will be installed in the following locations:

•
One well will be installed in an upgradient background location.    The approximate location of this well is indicated in Figure 1, but may be adjusted based upon the results of the file review for the adjacent Conbraco facility.

•	One well will be installed in the area of the former chemical storage/mixing area. The approximate location of this proposed well is indicated in Figure 2.

•	One well will be installed downgradient of the former underground wastewater tanks. The approximate location of the well is indicated in Figure 1.

•	One well will be installed in the basement area. The approximate location of this well is indicated in Figure 3. This location has been selected to be downgradient of but not within an area of expected soil impacts. If a well cannot be installed in this area due to access constraints or refusal is encountered before reaching groundwater, one well will be installed in the closest accessible location downgradient of the basement area.    The approximate location of this alternate well location is indicated in Figure 1.

The temporary wells will be installed with a DPT or combination rig. During drilling, we will inspect soil samples for evidence of soil impact such as ammonia odor or black staining. If there is field evidence of significant soil impact above the water table in the location of a temporary well boring, a well will not be completed at that location, the boring will be grouted, and an alternate location will be selected.

The temporary wells will be constructed using 1-inch or 2-inch diameter PVC casing and pre- packed well screen.    Following installation, the wells will be developed and then sampled. Development will continue until turbidity has been reduced to approximately 10 NTU, although levels up to 50 NTU may be suitable if turbidity levels do not decrease within a reasonable timeframe.

The groundwater samples will be analyzed for VOCs by EPA Method 8260, the HSL metals, nitrate, nitrite, and sulfate. Following sampling, the wells will be properly abandoned.

2.6 Indoor Air Sampling

H&H proposes to collect up to five indoor air samples to evaluate indoor air quality at the facility. It is anticipated that samples will be collected from the following areas:

•Second floor chemical storage room

•Basement area

•First floor office area

•Second floor office area

•Warehouse area where the former film developing units were located

•Upwind background location

The approximate locations of the indoor air samples are indicated in Figure 1.    The upwind background sample location will be selected the day of the sampling based upon wind conditions that day. The air samples will be collected over an approximate 8-hour period using Summa canisters for the VOC analyses and sorbent media with a sampling pump for the other analytes. The samples will be analyzed for VOCs, silver, ammonia, and formaldehyde.

The indoor air sampling will be conducted prior to the soil and groundwater sampling so that these field activities will not potentially impact the results of the indoor air testing.

2.7 Phase I ESA

H&H will also complete a Phase I ESA in accordance with ASTM 1527-05 for the facility. It is anticipated that this will be an update to the previous Phase I ESA completed by Terracon in 2010.

Former PCA Facility
Conbraco Facility
Basement Area
(see Figure 3)
Alternate Temporary
Monitor Well Location
(for Basement Area)
Chemical Mix and Storage
(see Figure 2)
Former Wastewater USTs
© 2012 Google

N

- ▲ *First Floor Indoor Air Sample*
- ▲ *Second Floor Indoor Air Sample*
- ⊕ *Temp. Monitor Well Location*
- ● *Soil Boring Location*
- ● *Background Soil Boring Location*

TITLE	SITE LAYOUT
PROJECT	FORMER PCA FACILITY MATTHEWS, NORTH CAROLINA
hart hickman SMARTER ENVIRONMENTAL SOLUTIONS	2923 S. Tryon Street, Suite 100 Charlotte, NC 28203 704.586.0007(p) 704.586.0373(f)
DATE: 07-18-12	REVISION NO: 0
JOB NO: HTE-002	FIGURE NO: 1

E
F
1
4
1
4
6
2
3
5
2
3
5
~31 FT
~96 FT
UPPER LEVEL
Base map provided to SBME by CPI Corp.

N

Soil Boring Location

Temp. Monitor Well Location

TITLE	CHEMICAL STORAGE AND MIX AREA DETAIL
PROJECT	FORMER PCA FACILITY MATTHEWS, NORTH CAROLINA

hart hickman
SMARTER ENVIRONMENTAL SOLUTIONS

2923 South Tryon Street-Suite 100
Charlotte, North Carolina 28203
704-586-0007 (p) 704-586-0373 (f)

DATE:	7-20-2012	REVISION NO:	0
JOB NO:	THE-002	FIGURE:	2

DRAIN OR SUMP
REPORTED SUMP TANK LOCATION
Alternate Location
AST
STAIRS
A
FLOOR DRAIN
TO BASEMENT
SUMP N-A
SUMP N
SUMP
FORMER CONCRETE WALL
3 REFUSALS
OFFICE A
OFFICE C
CARPETED AREA
OFFICE D
N

- Soil Boring Location
- Temp. Monitor Well Location

TITLE	BASEMENT AREA DETAIL
PROJECT	FORMER PCA FACILITY MATTHEWS, NORTH CAROLINA

hart hickman
SMARTER ENVIRONMENTAL SOLUTIONS

2923 South Tryon Street-Suite 100
Charlotte, North Carolina 28203
704-586-0007 (p) 704-586-0373 (f)

DATE:	7-20-2012	REVISION NO:	0
JOB NO:	HTE-002	FIGURE:	3

Schedule 2
to
Purchase and Sale Agreement

Seller’s Environmental Reports

Name of Report	Date of Report	Prepared By
No Action Letter	12.23.11	North Carolina Department of Environment and Natural Resources
Closure Report Addendum Former PCA Facility	4.13.11	Terracon Consultants, Inc.
Results of Additional Soil Sampling/Former PCA Facility	12/5/2011	Terracon Consultants, Inc.
Phase I Environmental Site Assessment/CPI, Corp. Property	8.16.10	Terracon Consultants, Inc.
Closure Report Former PCA Facility	4.16.10	Terracon Consultants, Inc.
Environmental Sampling Report Former PCA Facility	4/1/2009	S&ME, Inc.
Underground Storage Tank Removal/PCA Facility	12.24.08	Terracon Consulting Engineers & Scientists
Report of Asbestos Inspection Services	7/2/2008	S&ME, Inc.
No Sampling Letter	5.24.07	Bureau Veritas North America
Report of Soil Sampling and Laboratory Analysis - PCA Facility	7/1/2009	Terracon Consultants, Inc.
Phase I Environmental Site Assessment	3.21.07	Bureau Veritas North America

PPAB 1982903v3

EXHIBIT A

to

Purchase and Sale Agreement
Description of Land

PPAB 1982903v3

UTILITIES:

POWER
DUKE POWER CO.
1800-357-3853

TELEPHONE
BELL SOUTH TELECOMMUNICATIONS
(704) 357-6974 NEW CONNECTIONS
(704) 357-9580 EXISTING SERVICES

WATER & SEWER
CHAR.-MECK. UTILITY DEPT. (CMUD)
(704) 399-2221

GAS
PIEDMONT NATURAL GAS CO.
(704) 525-5585 NEW CONNECTIONS
(704) 525-5585 EXISTING CONNECTIONS

CABLE TELEVISION
1-800-632-4949

BEFORE YOU DIG
STOP
CALL 1 800 632-4949
N.C. ONE-CALL CENTER
IT'S THE LAW

LINE LEGEND:

PROPERTY LINE
PROPERTY LINE (NOT SURVEYED)
RIGHT-OF-WAY
RIGHT-OF-WAY (NOT SURVEYED)
EASEMENT
SETBACK
CABLE TV LINE — C —
FIBER OPTIC LINE — FO —
GAS LINE — G —
POWER LINE — E —
POWER LINE (UNDERGROUND) — UE —
SANITARY SEWER PIPE — SS —
STORM DRAIN PIPE — SD —
TELEPHONE LINE — T —
TELEPHONE LINE (UNDERGROUND) — UT —
WATER LINE — W —

ZONING:

ZONING RESTRICTIONS AS PER ZONING ORDINANCE:
SUBJECT PROPERTY ZONED: I-1 (INDUSTRIAL DISTRICT)

MINIMUM SETBACK: 40'
MINIMUM SIDE YARD: 10'
MINIMUM REAR YARD: 20'
MAXIMUM BUILDING HEIGHT: 35'**
** MAXIMUM HEIGHT WITHIN 50' OF RESIDENTIAL DISTRICT. BUILDINGS MAY EXCEED 35' HEIGHT LIMIT IF SIDE AND REAR YARDS ARE INCREASED BY ONE FOOT FOR EVERY ONE FOOT OF BUILDING HEIGHT.

FOR FURTHER INFORMATION CONTACT THE TOWN OF MATTHEWS ZONING DEPARTMENT AT 704-847-4411.

PARKING:

PERMITTED USES FOR INDUSTRIAL, MANUFACTURING & WHOLESALE:
1 SPACE FOR EACH 2 EMPLOYEES ON SHIFT OF GREATEST EMPLOYMENT
PERMITTED USES FOR OFFICE/PROFESSIONAL USE:
1 SPACE PER EACH 300 SQ. FT. OF FLOOR AREA

408 REGULAR PARKING SPACES
9 HANDICAPPED PARKING SPACES
517 TOTAL PARKING SPACES

GRAPHIC SCALE

(IN FEET)
1 inch = 50 ft.

AREA TABLE

TOTAL:	695,642 SQ. FT. OR 15.970 ACRES
AREA IN R/W:	12,873 SQ. FT. OR 0.296 ACRE
NET AREA:	682,769 SQ. FT. OR 15.674 ACRES

MATTHEWS TOWNSHIP PKWY
HOSPITAL
SITE
MATTHEWS MINT HILL RD
INDEPENDENCE POINTE PKWY

VICINITY MAP
NOT TO SCALE

MAP REFERENCE:
NC GRID NAD 83
PFT-ABQ, LLC
D.B. 23908, PG. 429
PIN: 193-291-16
LJW LAND, LLC
D.B. 24149, PG. 160
M.B. 45, PG. 31
PIN: 193-291-45
TMV PARTNERS IN MATTHEWS LLC
D.B. 14715, PG. 183
PARCEL C, PARCELS B, C, D OF INDEPENDENCE POINTE
M.B. 26, PG. 718
PIN: 193-291-44
SCHEWZYK ASSOCIATES, LLC
D.B. 23840, PG. 202
LOT 4, LOT 1 & PARCEL B OF INDEPENDENCE POINTE
M.B. 29, PG. 358
PIN: 193-291-43
MATTHEWS - MINT HILL ROAD
(HIGHWAY NO. 51)
(60' PUBLIC R/W)
CRESTDALE RD
POB
2 STORY BRICK
#815 MATTHEWS-MINT HILL RD
FOOTPRINT: 125,625 SQ. FT.
N09°11'44"E
584.50'(R)(TOTAL)
584.98'(M)(TOTAL)
N09°13'17"E
809.40'(M)(TOTAL)
S14°56'07"W
1458.78'(M&R)(TOTAL)
S86°47'37"W
581.05'(M&R)(TOTAL)
EASEMENT FOR PRIVATE DRIVEWAY
D.B. 6133, PG. 503
NGS MONT "M 095"
NC GRID NAD 83
N:502,095.13
E:1,489,479.20
BLENHEIM LTD PARTNERSHIP
D.B. 6536, PG. 420
LOT 3, PART OF LOT 5 INDEPENDENCE POINTE
M.B. 39, PG. 306
PIN: 193-291-37
0.884 ACRE SHOWN IN UNIT FILE NO. 488, PG. 1 AS "ADDITIONAL REAL ESTATE WHICH MAY BE ANNEXED INTO THE CONDOMINIUM"
INDEPENDENCE POINTE OFFICE CONDOMINIUM PHASE 1

LEGEND:

ACU - AIR CONDITIONING UNIT
AS - AUTO SPRINKLER
BFP - BACK FLOW PREVENTOR
C&G - CURB & GUTTER
CB - CATCH BASIN
CI - CURB INLET
CMP - CORRUGATED METAL PIPE
CPP - CORRUGATED PLASTIC PIPE
C/O - CLEAN OUT
D.B. - DEED BOOK
DI - DROP INLET
DIP - DUCTILE IRON PIPE
ECM - EXISTING CONCRETE MONUMENT
EIP - EXISTING IRON PIPE
EIR - EXISTING IRON ROD
EMM - EXISTING METAL MONUMENT
EN - EXISTING NAIL
EOG - EDGE OF GRAVEL
EOP - EDGE OF PAVEMENT
FC - FIRE CONNECTION
FH - FIRE HYDRANT
FV - FIRE VALVE
GM - GAS METER
GV - GAS VALVE
GW - GUY WIRE
ICV - IRRIGATION CONTROL VALVE
LP - LIGHT POLE
LMP - LAMP POST
(M) - MEASURED
MBX - MAILBOX
M.B. - MAP BOOK
N.C.G.S. - NORTH CAROLINA GEODETIC SURVEY
NIR - NEW IRON ROD
NN - NEW NAIL
O/HANG - OVERHANG
(P) - PLATTED
PB - POWER BOX
PIN - PARCEL IDENTIFICATION NUMBER
PM - POWER METER
PMH - POWER MANHOLE
POB - POINT OF BEGINNING
PP - POWER POLE
PG. - PAGE
PVC - PLASTIC PIPE
(R) - RECORDED
R/W - RIGHT-OF-WAY
RCP - REINFORCED CONCRETE PIPE
SDMH - STORM DRAIN MANHOLE
SSMH - SANITARY SEWER MANHOLE
TB - TELEPHONE BOX
TERR. - TERRACOTTA PIPE
TMH - TELEPHONE MANHOLE
TVB - CABLE TV BOX
WB - WATER BOX
WM - WATER METER
WV - WATER VALVE

CHICAGO TITLE INSURANCE COMPANY

COMMITMENT NO: 10-0013023, EFFECTIVE DATE: JULY 22, 2010

SCHEDULE B - II (EXCEPTIONS)

3. EASEMENT(S) TO MATTHEWS TELEPHONE COMPANY RECORDED IN BOOK 777, PAGES 49, 51 AND 52. (BLANKET IN NATURE, UNCHARTABLE)

4. EASEMENT(S) TO SOUTHERN PUBLIC UTILITIES COMPANY RECORDED IN BOOK 777, PAGES 576 AND 590. (BLANKET IN NATURE, UNCHARTABLE)

5. EASEMENT(S) TO DUKE POWER COMPANY RECORDED IN BOOK 938, PAGE 301 AND BOOK 1679, PAGE 594. (BLANKET IN NATURE, UNCHARTABLE)

6. EASEMENT(S) TO TOWN OF MATTHEWS RECORDED IN BOOK 598, PAGE 474 AND BOOK 1953, PAGE 183. (BLANKET IN NATURE, UNCHARTABLE)

7. EASEMENT(S) TO UNION ELECTRIC MEMBERSHIP CORPORATION RECORDED IN BOOK 986, PAGE 365. (BLANKET IN NATURE, UNCHARTABLE)

8. EASEMENT(S) TO STATE HIGHWAY COMMISSION RECORDED IN BOOK 4201, PAGE 270 (UNABLE TO DETERMINE THE LOCATION FROM THE DOCUMENTS PROVIDED. REFERENCE TO 30' LEFT AND RIGHT OF SURVEY LINES IS LIKELY THE RIGHT-OF-WAY OF MATTHEWS - MINT HILL ROAD AS IT NOW EXISTS).

9. RIGHT-OF-WAY MATTHEWS-MINT HILL ROAD (NORTH CAROLINA HIGHWAY NO. 51). (PLOTTED, AS SHOWN HEREON)

10. RIGHT(S)-OF-WAY TO DUKE POWER COMPANY RECORDED IN BOOK 3243, PAGE 254, REVISED IN BOOK 4226, PAGE 345. (128' R/W PLOTTED, AS SHOWN HEREON)

FOLLOWING APPLY TO THE EASEMENT TRACT:

13. EASEMENT(S) TO MATTHEWS TELEPHONE COMPANY RECORDED IN BOOK 777, PAGES 49, 51 AND 52. (BLANKET IN NATURE, UNCHARTABLE)

14. EASEMENT(S) TO SOUTHERN PUBLIC UTILITIES COMPANY RECORDED IN BOOK 777, PAGES 576 AND 590. (BLANKET IN NATURE, UNCHARTABLE)

15. RIGHT(S)-OF-WAY TO TOWN OF MATTHEWS RECORDED IN BOOK 1953, PAGE 183. (BLANKET IN NATURE, UNCHARTABLE)

16. RIGHTS-OF-WAY OF NORTH CAROLINA HIGHWAY 51 AND MATTHEWS TOWNSHIP PARKWAY. (HIGHWAY 51 PLOTTED, AS SHWON HEREON)

17. EASEMENT(S) TO STATE HIGHWAY COMMISSION RECORDED IN BOOK 4201, PAGE 270. (SEE NO. 8 ABOVE)

18. COVENANTS, CONDITIONS, RESTRICTIONS AND EASEMENTS CONTAINED IN INSTRUMENT FILED FOR RECORD IN BOOK 5906, PAGE 629. (BUILDING SETBACKS ON PIN: 193-291-37 SHOWN HEREON)

19. TERMS AND CONDITIONS OF DEED OF EASEMENT RECORDED IN BOOK 6133, PAGE 503. (DRIVEWAY EASEMENT PLOTTED, AS SHOWN HEREON)

SURVEYOR'S CERTIFICATION:

TO: CONSUMER PROGRAMS INCORPORATED; BANK OF AMERICA, N.A. AND/OR ITS SUCCESSORS AND ASSIGNS, AS THEIR INTERESTS MAY APPEAR AND CHICAGO TITLE INSURANCE COMPANY:

THIS IS TO CERTIFY THAT THIS MAP OR PLAT AND THE SURVEY ON WHICH IT IS BASED WERE MADE ON THE DATE SHOWN BELOW OF THE SUBJECT PREMISES SPECIFICALLY DESCRIBED IN CHICAGO TITLE INSURANCE COMPANY TITLE COMMITMENT NO. 10-0013023 DATED JULY 22, 2010, REVISED JULY 30, 2010 AND WAS MADE (i) IN ACCORDANCE WITH "MINIMUM STANDARD DETAIL REQUIREMENTS FOR ALTA/ACSM LAND TITLE SURVEYS," JOINTLY ESTABLISHED AND ADOPTED BY ALTA AND NSPS IN 2005, AND (ii) INCLUDES ITEMS 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), AND 13 OF TABLE A THEREOF. PURSUANT TO THE ACCURACY STANDARDS AS ADOPTED BY ALTA AND NSPS AND IN EFFECT ON THE DATE OF THIS CERTIFICATION, (iii) THE UNDERSIGNED FURTHER CERTIFIES THAT IN MY PROFESSIONAL OPINION, AS A LAND SURVEYOR REGISTERED IN THE STATE OF NORTH CAROLINA, THE RELATIVE POSITIONAL ACCURACY OF THIS SURVEY DOES NOT EXCEED THAT WHICH IS SPECIFIED THEREIN.

THE UNDERSIGNED HEREBY FURTHER CERTIFIES THAT THIS SURVEY WAS ACTUALLY MADE UPON THE GROUND; THAT IT AND THE INFORMATION, COURSES, AND DISTANCES SHOWN THEREON ARE BASED ON THE GROUND SURVEY; THAT THIS SURVEY SHOWS THE LOCATION OF VISIBLE BUILDINGS, STRUCTURES AND OTHER IMPROVEMENTS ON THE SUBJECT PREMISES, INCLUDING, STREETS, EASEMENTS, RIGHTS-OF-WAY AND UTILITY LINES; AND THAT, EXCEPT AS SHOWN, THERE ARE NO (a) VISIBLE EASEMENTS OR RIGHTS-OF-WAY ACROSS THE SUBJECT PREMISES; (b) VISIBLE PARTY WALLS, (c) VISIBLE ENCROACHMENTS ON ADJOINING PREMISES, STREETS OR ALLEYS OF SAID BUILDINGS, STRUCTURES OR IMPROVEMENTS, OR (d) VISIBLE ENCROACHMENTS UPON THE SUBJECT PREMISES BY BUILDINGS, STRUCTURES OR OTHER IMPROVEMENTS SITUATED ON ADJOINING PREMISES; PHYSICAL EVIDENCE OF BOUNDARY LINES ON THE SIDES OF THE SUBJECT PREMISES IS AS STATED ON THE SURVEY; AND THAT THE BUILDINGS DO NOT VIOLATE THE SET BACK OR OTHER BUILDING LINES AS REFERENCED HEREON.

THE SUBJECT PARCEL HAS DIRECT, VEHICULAR AND PEDESTRIAN ACCESS TO THE PUBLICLY DEDICATED AND PHYSICALLY OPEN STREET KNOWN AS MATTHEWS - MINT HILL ROAD.

C. Clark Neilson (signature) AUGUST 4, 2010

C. CLARK NEILSON
PROFESSIONAL LAND SURVEYOR, L-3212

VALERIE B. FOX
D.B. 6539, PG. 811
LOT 6, PORTION OF INDEPENDENCE POINTE
M.B. 24, PG. 807
PIN: 193-291-34

LEGAL DESCRIPTION

LYING AND BEING IN MECKLENBURG COUNTY, NORTH CAROLINA AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE CENTER LINE OF THE RIGHT-OF-WAY OF NORTH CAROLINA HIGHWAY NO. 51 (A 60 FOOT RIGHT-OF-WAY) AT THE POINT OF INTERSECTION OF SAID LINE WITH THE CENTER LINE OF THE RIGHT-OF-WAY OF CRESTDALE ROAD (A 60 FOOT RIGHT-OF-WAY), AND RUNNING THENCE FROM SAID POINT OF BEGINNING WITH THE CENTER LINE OF THE RIGHT-OF-WAY OF HIGHWAY NO. 51 NORTH 88°18'06" WEST A DISTANCE OF 229.99 FEET TO A POINT IN THE CENTERLINE OF THE RIGHT-OF-WAY FOR HIGHWAY NO. 51; THENCE CONTINUING WITH THE CENTER LINE OF THE RIGHT-OF-WAY FOR HIGHWAY NO. 51 SOUTH 88°11'43" WEST A DISTANCE OF 197.57 FEET TO A POINT; THENCE WITH THE LINE OF THE CONSOLIDATED BRASS PROPERTY AS DESCRIBED IN DEED RECORDED IN BOOK 1767, PAGE 203, MECKLENBURG COUNTY PUBLIC REGISTRY, NORTH 09°11'44" EAST (CROSSING A FOUND CONCRETE MONUMENT AT 30.55 FEET) A DISTANCE OF 584.98 FEET TO AN EXISTING CONCRETE MONUMENT, SAID POINT ALSO BEING THE SOUTHEAST CORNER OF THE CONBRACO INDUSTRIES INC. PROPERTY AS DESCRIBED IN DEED RECORDED IN BOOK 10257, PAGE 882, MECKLENBURG COUNTY PUBLIC REGISTRY; THENCE WITH THE LINE OF THE AFORESAID CONBRACO INDUSTRIES INC. PROPERTY AND CONTINUING WITH THE LINE OF THE CARLTON DEVELOPMENT LLC PROPERTY AS DESCRIBED IN DEED RECORDED IN BOOK 19889, PAGE 806 MECKLENBURG COUNTY PUBLIC REGISTRY, NORTH 09°13'17" EAST (CROSSING A FOUND IRON ROD AT 351.07 FEET) A DISTANCE OF 809.40 FEET TO A NEW IRON ROD IN THE LINE OF TMV PARTNERS IN MATTHEWS LLC AS DESCRIBED IN DEED RECORDED IN BOOK 14715, PAGE 183, MECKLENBURG COUNTY PUBLIC REGISTRY; THENCE WITH THE LINE OF THE SAID TMV PARTNERS IN MATTHEWS LLC PROPERTY, AND CONTINUING WITH THE LINE OF THE BERND AND ULRIKE SCHEWZYK PROPERTY AS DESCRIBED IN DEED RECORDED IN BOOK 10123, PAGE 52, MECKLENBURG COUNTY PUBLIC REGISTRY, AND THE INDEPENDENCE POINTE OFFICE CONDOMINIUM PHASE 1 PROPERTY, AS DESCRIBED IN DEED RECORDED IN BOOK 10123, PAGE 52, MECKLENBURG COUNTY PUBLIC REGISTRY NORTH 86°47'37" EAST (CROSSING A FOUND IRON ROD AT 51.83 FEET AND AT 479.38 FEET) A DISTANCE OF 581.05 FEET TO AN EXISTING IRON ROD, SAID POINT BEING THE NORTHWEST CORNER OF THE KANTZA LLC AS DESCRIBED IN DEED RECORDED IN BOOK 21967, PAGE 115, MECKLENBURG COUNTY PUBLIC REGISTRY; THENCE WITH THE AFORESAID KANTZA LLC PROPERTY, AND CONTINUING WITH THE VALERIE B. FOX PROPERTY AS DESCRIBED IN DEED RECORDED IN BOOK 6539, PAGE 811 MECKLENBURG COUNTY PUBLIC REGISTRY, AND THE BLENHEIM LTD PARTNERSHIP PROPERTY AS DESCRIBED IN DEED RECORDED IN BOOK 6536, PAGE 420 MECKLENBURG COUNTY PUBLIC REGISTRY SOUTH 14°56'07" WEST (CROSSING A FOUND IRON ROD AT 468.54 FEET AND A NAIL AT 1427.91 FEET) A DISTANCE OF 1458.78 FEET TO THE POINT AND PLACE OF BEGINNING;

CONTAINING 695,642 SQUARE FEET OR 15.970 ACRES, MORE OR LESS, AND BEING THE SAME PROPERTY SHOWN ON SURVEY MADE BY R.B.PHARR & ASSOCIATES, DATED AUGUST 4, 2010.

TOGETHER WITH THE USE OF THE RIGHTS AND PRIVILEGES DESCRIBED IN THAT DEED OF EASEMENT EXECUTED BY INDEPENDENCE POINTE JOINT VENTURE AND PCA INTERNATIONAL, INC. WHICH WAS DATED OCTOBER 13, 1989 AND RECORDED IN BOOK 6133, PAGE 503 ON OCTOBER 13, 1989 IN THE MECKLENBURG COUNTY PUBLIC REGISTRY.

KANTZA LLC
D.B. 21967, PG. 115
LOT 5-A, PART OF LOT 5
INDEPENDENCE POINTE
M.B. 24, PG. 168
PIN: 193-291-36

NOTES:

1. THIS PLAT IS NOT FOR RECORDATION AS PER G.S. 47-30 AS AMENDED.

2. ALL CORNERS MONUMENTED AS SHOWN.

3. THE LOCATION OF UNDERGROUND UTILITIES SHOWN ON THIS MAP IS APPROXIMATE, BASED ON INFORMATION PROVIDED BY OTHERS OR BY FIELD LOCATION. UTILITY LOCATIONS AS SHOWN HEREON ARE INTENDED FOR PLANNING ONLY. ACTUAL LOCATION, SIZE, OR DEPTH OF LINE SHOULD BE VERIFIED WITH THE INDIVIDUAL UTILITY COMPANY BEFORE CONSTRUCTION.

4. BROKEN LINES INDICATE PROPERTY LINES NOT SURVEYED.

5. MATTHEWS - MINT HILL ROAD IS SHOWN AS A "MAJOR THOROUGHFARE" ON THE MECKLENBURG-UNION METROPOLITAN PLANNING ORGANIZATION THOROUGHFARE PLAN OF 2004 AND MAY BE SUBJECT TO A FUTURE RIGHT-OF-WAY OF 50' FROM CENTERLINE.

6. THE OFF-SITE RIGHT-OF-WAY SHOWN HEREON IS FOR ILLUSTRATIVE PURPOSES ONLY. THE UNDERSIGNED CERTIFIES ONLY TO THE RIGHT-OF-WAYS SURVEYED, AND DOES NOT CERTIFY TO THE RIGHT OF WAY WIDTH OF ANY ADJACENT PROPERTIES.

FLOOD CERTIFICATION

THIS IS TO CERTIFY THAT THE SUBJECT PROPERTY IS NOT LOCATED IN A SPECIAL FLOOD HAZARD AREA AS SHOWN ON MAPS PREPARED BY THE FEDERAL EMERGENCY MANAGEMENT AGENCY, FEDERAL INSURANCE ADMINISTRATION, DATED MARCH 2, 2009
COMMUNITY PANEL NO: 370158 000J

NORTH CAROLINA PROFESSIONAL SEAL L-3212 LAND SURVEYOR C. CLARK NEILSON

THIS IS TO CERTIFY THAT ON THE 4TH DAY OF AUGUST 20 10 AN ACTUAL SURVEY WAS MADE UNDER MY SUPERVISION OF THE PROPERTY SHOWN ON THIS PLAT, AND THAT THE BOUNDARY LINES AND THE IMPROVEMENTS, IF ANY, ARE AS SHOWN HEREON. THIS PLAT MEETS THE MINIMUM STANDARDS OF PRACTICE FOR LAND SURVEYING IN NORTH CAROLINA, BOARD RULE .1600 (21 NCAC 56) AND THE RATIO OF PRECISION DOES NOT EXCEED AN ERROR OF CLOSURE OF ONE (1) FOOT PER 10,000 FEET OF PERIMETER SURVEYED NOR 20 SECONDS TIMES THE SQUARE ROOT OF THE NUMBER OF ANGLES TURNED.

SIGNED C. Clark Neilson (signature)

REVISIONS	ALTA/ACSM LAND TITLE SURVEY FOR:
	CONSUMER PROGRAMS INC. 815 MATTHEWS MINT-HILL ROAD TOWN OF MATTHEWS, MECKLENBURG COUNTY, N.C. DEED REFERENCE: 22366, PAGE 24 TAX PARCEL #: 193-291-17
	R.B. PHARR & ASSOCIATES, P.A. SURVEYING & MAPPING 420 HAWTHORNE LANE CHARLOTTE, N.C. 28204 TEL. (704) 376-2186

CREW:	DRAWN:	REVISED:	SCALE:	DATE:	FILE NO. W-3495A
EH	CW		1" = 50'	AUGUST 4, 2010	JOB NO. 76414

EXHIBIT B
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of the 26 day of July, 2012 by and between CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (“Licensor”), and HARRIS TEETER, INC., a North Carolina corporation (“Licensee”).
W I T N E S S E T H:
WHEREAS, Licensor is owner of certain real property containing approximately 15.96 acres located in the Town of Matthews, Mecklenburg County, North Carolina and shown on Exhibit A hereto (the “Property”); and
WHEREAS, Licensee is considering purchasing the Property and in connection therewith desires to conduct certain tests, assessments and/or surveys upon the Property as described in Schedule 1 (collectively, the “Tests”), which Tests may include, without limitation, limited environmental assessments or studies (including reasonably necessary material tests and borings), reasonably necessary soil samples and/or reasonably necessary surface and underground water samples; and
WHEREAS, Licensor desires to grant Licensee a license to enter upon the Property to conduct the Tests upon the terms and conditions as hereinafter provided;
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
(i)Grant of License. Licensor hereby grants unto Licensee upon the terms and conditions set forth in this Agreement a license (“License”) (i) under which the employees (“Employees”) of a qualified land surveyor and/or structural engineer and/or environmental consulting firm each of which is engaged by Licensee and approved in advance in writing by Licensor (approval not to be unreasonably withheld) may enter upon the Property for the purpose of conducting the Tests.
Licensee’s environmental consultant, throughout the term of this Agreement, shall maintain comprehensive general public liability insurance coverage in an amount of not less than $1,000,000, with Licensor named as an additional insured under the policy providing such coverage. Prior to any access upon the Property by any Employee, Licensee must deliver to Licensor an original certificate of insurance from the insurance agent brokering such coverage evidencing that the insurance coverage required hereunder is in place.
(ii)Term. The term of this Agreement and the License granted herein shall commence as of the date first written above and shall expire upon the earlier to occur of the following: (i) the date upon which the Tests, and all activities related thereto, have been completed; or (ii) thirty (30) days from the date first written above; or (iii) the date upon which Licensee or Licensor terminates their agreement for the purchase and sale of the Property.
(iii)No Interference. All work connected with the Tests on the Property will be conducted in a manner that minimizes any disruption to the Property, and the activities of Licensor and any of its tenants and customers conducted thereon. Traffic, noise, dust, fumes and fluids from such work shall be minimized.

PPAB 1982903v3

(iv)Condition of Property. Upon completion of the Tests, Licensee shall (i) restore the Property to substantially the same condition existing prior to Licensee (and its environmental consultant and the Employees) conducting the Tests, and (ii) vacate the Property (including without limitation, remove from the Property all equipment, samples, debris and wastes, and close all wells and borings, if any, in accordance with all applicable legal requirements), these obligations to survive the expiration or earlier termination of this Agreement. Licensee shall immediately notify Licensor of any spill, release, or discharge of any materials of environmental concern of which it becomes aware in, on, under or about the Property which is caused by Licensee’s access to and/or use of the Property under this Agreement.
(v)Indemnification. Licensee will indemnify, defend and hold harmless Licensor, its affiliated entities, and their respective officers, directors, partners, agents, employees, successors and assigns, from and against any and all liabilities, damages, claims, causes of action, losses, demands, costs and expenses of every kind and nature (including actual attorneys’ fees billed at customary hourly rates) arising in any manner out of the Tests or the use of the Property under this Agreement, these obligations to survive the expiration or earlier termination of this Agreement, but Licensee’s indemnity obligation will not extend to the discovery or release of pre-existing environmental contamination (except to the extent that such excluded claims, damages or liability result from or relate to the negligent acts or omissions of Buyer, its agents or representatives). Licensee shall not make any reports to governmental authorities regarding the Property unless the reports are required to be made by Licensee under applicable law and Licensee consults with Licensor before making the reports.
(vi)Maintenance, Permits, Compliance with Law. Licensee is responsible for the proper installation, removal, maintenance, care and use of any and all equipment, wells and borings in connection with the Tests, as well as the compliance with all applicable laws, regulations, ordinances, orders, permits and other legal requirements in performing the Tests but not for clean-up or remediation of environmental contamination discovered or released by the Tests (except to the extent that such clean-up or remediation results from or relates to the negligent acts or omissions of Buyer, its agents or representatives). Licensee, its environmental consultant and the Employees assume all risk of loss of or damage to its or their property and equipment, or of personal injury, in the use of the Property hereunder or on account of the Tests, and waive and release all claims against Licensor, its partners, agents, employees, successors and assigns with respect to such loss or damage. Licensee shall be responsible for obtaining and maintaining all permits and other regulatory approvals necessary in connection with the Tests. Licensee or its environmental consultant shall be and remain the owner of any and all equipment, borings and wells used in the Tests, as well as any wastes produced in connection therewith, but they shall not be responsible for clean-up or remediation of environmental contamination discovered or released by the Tests (except to the extent that such clean-up or remediation results from or relates to the negligent acts or omissions of Buyer, its agents or representatives). The Property is provided by Licensor in their “AS IS” condition.
(vii)Liens. Licensee shall be obligated to pay for all services and materials provided in connection with the Tests, and shall immediately cause to be removed of record any lien or claim for lien filed against any property of Licensor in connection with such services and materials, or Licensee’s use of the Property hereunder, this obligation to survive expiration or earlier termination of this Agreement.
(viii)Reports. Unless specifically requested in writing by Licensor, Licensee shall not disclose (either verbally or in writing) the results of the Tests to Licensor. If, and only if, requested in writing by Licensor, Licensee shall deliver to Licensor the results (and any associated reports and technical data) of the Tests..

PPAB 1982903v3

(ix)Keys. Licensee shall supply Licensor with one set of keys to any and all wells that are installed on the Property.
(x)Notices. Notices (including reports and keys) hereunder shall be given by email, first class mail, Federal Express, certified mail or hand delivery to the addresses indicated below:
If to Buyer:    Harris Teeter, Inc.
Attention: Randy Fink
701 Crestdale Road
Matthews, NC 28105
rfink@harristeeter.com

With a copy to:    Parker Poe Adams & Bernstein LLP
Attention: Alan G. Dexter
401 S. Tryon Street, Suite 3000
Charlotte, NC 28202
alandexter@parkerpoe.com

if to Seller:    Consumer Programs Incorporated
Attn: Jane E. Nelson, General Counsel
1706 Washington Avenue
St. Louis, MO 63103
(xi)Right to Terminate. Any default by Licensee under this Agreement not cured within five (5) days from Licensee’s receipt of written notice of such default from Licensor will entitle Licensor to terminate this Agreement. Failure to exercise this or any other right of Licensor shall not be deemed a waiver of any other right, or a continuing waiver of the particular right not exercised.
(xii)Events on Termination or Expiration. On expiration or earlier termination of this Agreement, Licensor may, at its option, demand the removal and/or closure of any and all equipment, borings and wells of Licensee, its environmental consultant and/or the Employees on the Property. Licensee will be obligated to promptly comply with such request in accordance with all applicable legal requirements. Alternatively, Licensor may perform such actions itself, and Licensee agrees to pay any and all of Licensor’s reasonable costs in connection therewith. These provisions shall survive expiration or earlier termination of this Agreement.
(xiii)Confidentiality. Notwithstanding anything to the contrary set forth in this Agreement, except to the extent required by law, Licensee agrees that the contents of this Agreement and the reports and any other information obtained by or on behalf of it in connection with the Tests, together with the reports provided by Licensor to Licensee, shall be kept in the strictest confidence and shall not be disclosed to any governmental authority or any other third party, except that Licensee may provide a copy of the reports provided by Licensor to Licensee’s environmental consultant and attorneys. Licensee’s consultant and attorneys must agree to be bound by this paragraph with respect to any reports provided to it and prepared by it, including all information obtained in connection with the Tests.
(xiv)Effect on Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of the Licensor and Licensee, and their successors and assigns, except that Licensee’s rights under this Agreement are not assignable by Licensee without the prior written

PPAB 1982903v3

consent of Licensor, which consent may be granted or withheld in Licensor’s sole discretion.
(xv)Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina.

(signature page follows)

PPAB 1982903v3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
LICENSOR:
CONSUMER PROGRAMS INCORPORATED

By:	/s/ James J. Abel

Title:	President & C.E.O.
LICENSEE:
HARRIS TEETER, INC.

By:	/s/ Scott Wippel

Title:	Vice President - Real Estate

List of Schedules and Exhibits to License Agreement

Schedule 1	-- Scope of Buyer’s Environmental Investigations

Exhibit A	-- Description of the Land

PPAB 1982903v3

Schedule 1
to
License Agreement

Scope of Buyer’s Environmental Investigations

[See Schedule 1 to Purchase and Sale Agreement previously included.]

PPAB 1982903v3

Exhibit A
to
License Agreement

Description of Land

[See Exhibit A to Purchase and Sale Agreement previously included.]

EXHIBIT C

OWNER AFFIDAVIT AND INDEMNITY AGREEMENT
(NO RECENT IMPROVEMENTS)
PARTIES: All parties identified in this section must execute this Agreement.
Owner: [Insert Seller Name], a [State] [Entity]
(NOTE: There can be more than one Owner if the Property has been owned by multiple parties or has been conveyed within the 120-Day Lien Period. A separate Agreement is required for each successive owner in the 120-Day Lien Period.)
PROPERTY: See Exhibit A attached hereto and incorporated herein by reference

(Insert street address or brief description and/or attach a description as Exhibit A. Include here any real estate that is a portion of a larger, previously unsegregated tract when that area is reasonably necessary for the convenient use and occupation of Improvements on the larger tract.)
DEFINITIONS: The following capitalized terms as used in this Agreement shall have the following meanings:

•
Improvement: All or any part of any building, structure, erection, alteration, demolition, excavation, clearing, grading, filling, or landscaping, including trees and shrubbery, driveways, and private roadways on the Property as defined below.

•
Labor, Services or Materials: Labor or professional design (including architectural, engineering, landscaping) or surveying services or materials or rental equipment provided to or for the account of Owner and for which a lien can be claimed under NCGS Chapter 44A, Article 2.

•
Contractor: Any person or entity who has performed or furnished or has contracted to perform or furnish Labor, Services or Materials pursuant to a contract, either express or implied, with the Owner of ~~real p~~the Property for the making of an Improvement thereon. (Note that services by architects, engineers, landscapers, surveyors, furnishers of rental equipment and contracts for construction on Property of Improvements are often provided before there is visible evidence of construction.)

•
120-Day Lien Period: The 120 days immediately preceding the date of recordation of the latter of the deed to purchaser or deed of trust to lender in the Office of the Register of Deeds of the county in which the Property is located.

•
Owner: ~~Any person or entity, as defined in NCGS Chapter 44A, Article 2, who has or has had any interest in the Property within the 120-Day Lien Period. For the purposes of this Agreement, the term Owner includes: (i) a seller of the Property or a borrower under a loan agreement secured by the Property; (ii) a person with rights to purchase the Property under a contract and for whom an Improvement is made and who ordered the Improvement to be made; and (iii) the Owner’s successors in interest and agents of the Owner acting within their authority.~~ [Insert Seller Name], a [State] [Entity]

•	Company: The title insurance company providing the title policy for the transaction contemplated by the parties herein.

•	Property: The real estate described above or on Exhibit A and any leaseholds, tenements, hereditaments, and improvements placed thereon.

•	All defined terms shall include the singular or plural as required by context.
AGREEMENT: For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an inducement to ~~the purchase of the Property by a purchaser and/or the making of a loan by a lender secured by a deed of trust encumbering the Property and~~ the issuance of a title insurance policy or policies by Company insuring title to the Property without exception to liens for Labor, Services or Materials; Owner first being duly sworn, deposes, says and agrees:
1.Certifications: Owner certifies that at no time during the 120-Day Lien Period have any Labor, Services or Materials been furnished in connection with a contract, express or implied, with Owner for Improvements to the Property (including architectural, engineering, landscaping or surveying services or materials or rental equipment for which a lien can be claimed under NCGS Chapter 44A) OR only minor repairs and/or alterations to pre-existing Improvements have been made by or for the account of Owner and Owner certifies such repairs and/or alterations have been completed and those providing Labor, Services or Materials for the repairs have been paid in full.
2.Reliance and Indemnification: This Agreement may be relied upon by the ~~purchaser in the purchase of the Property, a lender to make a loan secured by a deed of trust encumbering the Property and by~~ Company in issuance of a title insurance policy or policies insuring title to the Property without exception to matters certified in this Agreement. The provisions of this Agreement shall survive the disbursement of funds and closing of this transaction and shall be binding upon Owner and anyone claiming by, through or under Owner.
Owner agrees to indemnify and hold ~~purchaser, lender, and~~ the Company harmless of and from any and all loss, cost, damage and expense of every kind, and reasonable attorney’s fees, costs and expenses, which the ~~purchaser, lender or~~ Company shall or may incur or become liable for, directly or indirectly, as a result of reliance on the certifications of Owner made herein or in enforcement of the Company’s rights hereunder.
3.NCLTA Copyright and Entire Agreement: This Agreement and any attachments hereto represent the entire agreement between the Owner and the Company, and no prior or contemporaneous agreement or understanding inconsistent herewith (whether oral or written) pertaining to such matters is effective.
4.Parties in Possession: There are no persons in possession of or using any portion of said Property other than pursuant to a recorded document and pursuant to that certain Commercial Lease by and between Owner and Conbraco Industries, Inc. dated December 27, 2011 that will continue post-closing. Owner makes no statement or other representation with respect to any work performed, or labor or materials supplied, to the property by or on behalf of Conbraco, its employees, agents, contractors or invitees.
THIS IS A COPYRIGHT FORM and any variances in the form provisions hereof must be specifically stated in the blank below ~~and agreed to in writing by the Company~~.
Deletions in strikethrough text and additions in bold and underline

No modification of this Agreement, and no waiver of any of its terms or conditions, shall be effective unless made in writing and approved by the Company and Owner.

PROVIDING A FALSE AFFIDAVIT IS A CRIMINAL OFFENSE
EXECUTION BY OWNER
(SEAL) By: Printed or Typed Name/Title: By: Printed or Typed Name/Title:	State of County of Signed and sworn to (or affirmed) before me this day by [insert name(s) of principal(s)]. Date: , Notary Public My Commission Expires:	(Affix Official Notarial Seal)

INSTRUCTIONS FOR COMPLETION OF
OWNER AFFIDAVIT AND INDEMNITY AGREEMENT
(NO RECENT IMPROVEMENTS)
1.This Owner Affidavit and Indemnity Agreement (the “Agreement”) form is for use with any title insurer (the “Company”) regarding owner and lender coverage for transactions affecting title to particular real estate in North Carolina (the “Property”), a description of which must be included in this Agreement, where there have been no Improvements made to the Property within the 120-Day Lien Period (as defined).
2.The closing attorney must notify underwriting counsel for the Company prior to closing regarding any filed Claim of Lien on Real Property or Notice of Claim of Lien upon Funds, or any Notice of Claim of Lien upon Funds known by the attorney or Owner to have been delivered to the Owner, whether on the Property or on any property in the state of North Carolina, as this may affect the Company’s decisions about whether to insure and on what basis.
At the very least, any filed Claim of Lien on Real Property must be paid in full and canceled of record. Any delivered or filed Notice of Claim of Lien upon Funds (by a subcontractor) must be paid in full and a waiver obtained from the subcontractor. The attorney must discuss any questions or issues regarding these with underwriting counsel for the Company prior to closing.
3.This form is appropriate for use in transactions wherein no recent Improvements have been made on the Property. If Labor, Services or Materials (including surveying, architectural, engineering services or rental equipment) for Improvements to the Property have been provided within the 120-Day Lien Period (as defined in the Agreement) (other than minor repairs to existing Improvements completed by Owner without the assistance of a Contractor or supplier, or with evidence of payment at or before closing of completed work), then either the

•	NCLTA Form #2: OWNER/CONTRACTOR AFFIDAVIT, WAIVER OF LIENS AND INDEMNITY AGREEMENT (FOR CONSTRUCTION RECENTLY COMPLETED) or

•	NCLTA Form #3: OWNER/CONTRACTOR AFFIDAVIT, INDEMNITY AND LIEN SUBORDINATION AGREEMENT (FOR CONSTRUCTION IN PROCESS OR IMMEDIATELY CONTEMPLATED WITH CONSTRUCTION LOAN) should be used.
Note, however, that in the situation in which vacant unimproved Property is to be conveyed and the purchaser has already retained Contractors, the seller may execute this form, and the purchaser would provide NCLTA Form #3, as noted above, with regard to any potential combined purchase and construction loan.
4.Any variances in execution of this form or in parties signing must be approved by underwriting counsel for the Company prior to closing.